`TERM SHEET

DATE [*]

PARTIES

(1)	[*] whose registered office is at [*].

(2)	IXI Mobile (R&D) (an Israeli company) whose registered office is at 17 Hatidhar St., Ra'anana, 43665, Israel • (the “Reseller”).

[*] shall license the Software [and provide the Maintenance Services] to the Reseller, in each case subject to and in accordance with the provisions of this Term Sheet and the attached [*] Reseller Software Licence Agreement [and Maintenance Agreement].

Reseller shall be treated as a Preferred Customer by [*], of which general Roles and Responsibilities are outlined in Appendix 4 (“Roles and Responsibilities”).

AGREED TERMS

1	SOFTWARE AND DOCUMENTATION

Software [*] version [*],The first release of Software to Reseller will be an earlier release, the Reseller will be provided releases up to and including version [*] under the terms of this agreement as attached in Appendix 1 (“Roadmap”) and other features as defined in Appendix 2 (“Additional Features”).

2	LICENCE FEES

Payment of the License Fee will be due in accordance with the terms of this Agreement. In the event of non-payment [*] shall have the right to terminate this agreement under the terms set out in Article 20 of the Agreement.

Reseller will license the Software to each Licensee of Reseller as an ASP Service.

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Table 1 [*]

or at any other level that may be agreed in writing between the parties.

[*]

[*]

Licensors will provide, where agreed by both parties, the Licensed Program for trial versions, pilots and demo licenses free of charge. Any custom development, consulting or installation by Licensors will be charged based on the consulting rates outlined in Article 5 of this Agreement.

3	SUPPORT MATERIAL

Each copy of Licenses Programs will include [*] printed and one electronic copy of the Support Material. Additional copies of printed Support Material are available at [*]. Reseller may make additional copies of the Support Material in accordance with this Agreement.

4	MAINTENANCE AND SUPPORT

The fee for support and maintenance is based on [*], which fee level is determined by [*] and will include maintenance releases, modification and remote software support.

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Table 2 [*]

5	INVOICING, REPORTS AND PAYMENT TERMS

Reseller shall provide [*] reports no later than [*] after the end of each month, for [*].

[*] shall provide an invoice no later [*] after receipt of the [*] report for [*].

Payments are due [*].

Invoice schedule:

1. [*];

1.1. [*];

1.2. [*].

2. [*].

The payments under 1.2 and 2 above will be fully creditable toward the license fee which may be charged to the Reseller under the Agreement.

6	CONSULTING

Licensors will provide IXI with consulting services during the pre-sales phase and installation phase [*]. The regular consultancy rate is currently [*] and therefore Resellers rate will be [*].

Furthermore, IXI may purchase the following Consulting Services;

1. [*].

2. [*].

3. [*].

7	INSTALLATION, COMMISSIONING AND TRAINING

The fees for initial installation, commissioning and training will be [*], to be completed in a single, continuous, site visit. Additional support and/or training will be available at Consulting rates as defined in Clause 5 ‘CONSULTING’. Scheduling for any additional support and training to be agreed by both parties.

8	PRICE ADJUSTMENTS

Either Party hereto has the right to request [*] a re-negotiation of the consulting fees in connection with the Account Reviews.

SIGNED for and on behalf of [*] by a duly-authorised signatory:	Signature [*] Director

SIGNED for and on behalf of IXI Mobile (R&D) by a duly-authorised signatory:	Signature /s/ Lihi Segal CFO

[*] GATEWAY ASP RESELLER LICENCE AGREEMENT

9	INTERPRETATION

9.1	The definitions and rules of interpretation in this clause apply in the Agreement.

Affiliate	includes each and any subsidiary or holding company of the Reseller and each and any subsidiary of a holding company of the Reseller.

Agreement
the agreement between the parties in respect of the Software and the Services, comprising the Term Sheet, the Licence, the Maintenance Agreement (if applicable) and any other documents referred to in or attached to the Term Sheet.

ASP Services	services provided by the Reseller by which the Reseller or End Users can Manage Subscribers on behalf of End Users by means of the Software hosted by the Reseller under this Agreement.

Business Day	any day which is not a Saturday, a Sunday or an English bank or public holiday.

Documentation	the documentation provided by [*] for the Software, in either printed text or machine readable form, as set out in the Term Sheet.

Effective Date
the date on which the Agreement comes into force, as specified in the Term Sheet or (if no such date is specified) the earlier of (i) the date on which both parties have confirmed their agreement to the Term Sheet and (ii) the date on which the Software is first installed on any equipment of the Reseller.

End User	any person to which the Reseller provides the ASP Services.

Intellectual Property Rights
all patents, copyrights, design rights, trade marks, service marks, trade secrets, know-how, database rights and other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications for the same, anywhere in the world.

Liability
any and all liability of [*] in contract, tort (including, without limitation, negligence) or otherwise whether arising out of, in connection with or in relation to the Software or the Services or the supply or nonsupply of the Software or the Services or otherwise under or in connection with the Agreement.

Licence	the licence granted by [*] to the Reseller in accordance with these terms and the provisions of the Term Sheet.

Licence Fees
the licence fees payable by the Reseller to [*] upon the grant of this Licence, as specified in the Term Sheet, including any installation, commissioning and training fees specified in the Term Sheet but (for the avoidance of doubt) excluding any Licence Renewal Fees.

New Version Fees	the fees payable (if any) by the Reseller under clause 14.1 in respect of the provision of New Versions, or as notified by [*] to the Reseller from time to time under clause 14.4.

Maintenance Agreement	the form of maintenance agreement (if any) for the Software as attached to the Term Sheet.

Maintenance Release	release of the Software which corrects faults, adds functionality or otherwise amends or upgrades the Software, but which does not constitute a New Version.

Modification	any Maintenance Release, or any other modification of the Software made or provided by [*] (whether under the Maintenance Agreement or otherwise) to the Reseller for use under this Agreement.

New Version
any new version of the Software which from time to time is publicly marketed and offered for purchase by [*] in the course of its normal business, being a version which contains such significant differences from the previous versions as to be generally accepted in the marketplace as constituting a new product.

Representative	each party’s representative for the purposes of the Agreement, as specified in the Term Sheet or as otherwise notified by that party to the other from time to time.

Services	any services supplied by [*] under the Agreement, including without limitation under the Maintenance Agreement.

Software
the computer programs specified in the Term Sheet, along with any Modification which is acquired by the Reseller during the term of this Licence (whether pursuant to the Maintenance Agreement or otherwise).

Synchronise Device	to synchronise the pertinent Subscriber data on a device.

Term	the period beginning on the Effective Date and ending on termination of this Licence.

Term Sheet	the term sheet setting out the terms on which [*] is granting the Licence and providing any related services.

UK Intellectual Property Rights	any Intellectual Property Rights arising under English law.

Warranty Period
in respect of the Software as first supplied to the Reseller under this Licence, a period of [*] from the installation of the Software, and in respect of each New Version, a period [*] from installation of that New Version.

Year	each period of twelve months commencing on the Effective Date or the anniversary of the Effective Date.

9.2	Holding company shall be construed in accordance with sections 736 and 736A of the Companies Act 1985, as amended.

9.3	Subsidiary shall be construed in accordance with sections 736 and 736A of the Companies Act 1985, as amended.

9.4	The headings in this Licence do not affect its interpretation. Save where the context otherwise requires, references to clauses and schedules are to clauses and schedules of this Licence.

9.5	Unless the context otherwise requires:

9.5.1	references to [*] and the Reseller include their permitted successors and assigns;

9.5.2	references to statutory provisions include those statutory provisions as amended or re-enacted; and

9.5.3	references to any gender include all genders.

9.6
In the case of conflict or ambiguity between any provision contained in the body of this Licence and any provision contained in the Maintenance Agreement or the Term Sheet, the following descending order of precedence shall apply:

9.6.1	Term Sheet;

9.6.2	Licence (other than, where applicable, the Maintenance Agreement); and

9.6.3	Maintenance Agreement.

9.7	Words in the singular include the plural and in the plural include the singular.

10	LICENCE

In consideration of the Reseller agreeing to pay the Licence Fees to [*] and to comply with the other provisions of this Licence, [*] grants to the Reseller a non-exclusive [*] licence for the Term to use the Software to provide ASP Services to Reseller’s Customers in accordance with and subject to the terms of this Licence.

11	SCOPE OF LICENCE

11.1
For the purposes of clause 10 use of the Software shall be restricted to use of the Software in object code form to provide ASP Services to enable End Users to Synchronise Devices, or for the Reseller to Synchronise Devices on behalf of End Users or it’s Customers.

11.2
The Reseller may not use the Software other than as specified in clause 11 without the prior written consent of [*] and the Reseller acknowledges that additional fees may be payable on any change of use approved by [*].

11.3	The Reseller shall not permit any End User directly or indirectly to install the Software or to use the Software other than by means of the ASP Services.

11.4
The Reseller may make a reasonable number of back-up copies of the Software for its lawful use. The Reseller shall record the number and location of all copies of the Software and use its best endeavours to prevent unauthorised copying.

10.5
Except as stated in this clause 10, the Reseller has no right (and shall not permit any third party) to adapt, reverse engineer, decompile, disassemble, modify, adapt or make error corrections to the Software in whole or in part except to the extent that any reduction of the Software to human readable form (whether by reverse engineering, decompilation or disassembly) is necessary for the purposes of integrating the operation of the Software with the operation of other software or systems used by the Reseller. [*] is prepared to consider such integration at a reasonable commercial fee

12	DEFINITION OF SUBSCRIBER

12.1
For the avoidance of doubt, this Licence is granted in respect of unique end-users, registered on the Software according to the telephone number, or IMEI number, whichever is available, for that end-user (“Subscriber”).

12.2	[*].

12.3	[*].

12.4
The Reseller shall allow an independent pre-approved accountant (Reseller's approval shall not be unreasonably withheld or delayed) on behalf of [*], subject to the undertaking of reasonable confidentiality obligations by such accountant, to attend the premises of the Reseller at reasonable times on reasonable notice for the purpose of auditing the Reseller’s use of the Software and the Reseller shall grant the accountant access to its installation of the Software and its other records reasonably necessary for this purpose.

13	NEW VERSIONS

13.1	Subject to and in consideration of the Reseller [*], [*] shall make available to the Reseller any and all New Versions of the Software that it releases during the term of this Licence.

13.2	Upon the Reseller acquiring and installing a New Version of the Software, that New Version shall become the Software for the purposes of the Agreement.

13.3
[*] shall determine in its sole discretion (but acting reasonably) whether any release of software constitutes a Maintenance Release, a New Version, or a wholly different product to which this Licence does not apply, provided that the core functionality of the licensed product as shown in Clause 1 is maintained. Release of software under this clause 12.3 shall be [*]. However that the new version to be released by [*] following the Effective Date supporting IMAP, webdav and other features discussed and not specifically identified as a different product shall constitute a Maintenance Release to be provided free of charge to Reseller.

14	LICENCE FEES

14.1	In consideration of the rights granted by [*] under this Licence, the Reseller shall pay:

14.1.1	[*], the Licence Fees, maintenance and support Fees plus any consultancy fees as set out in clause 5; and

14.1.2	[*], the maintenance and support Fees.

14.1.3	[*], to be mutually agreed, in respect of New Versions that become available as and when required by the Reseller

14.2	[*].

If, after a determination by foreign tax authorities, any taxes are required to be withheld, on payments made by Reseller to [*], Reseller may deduct such taxes from the amount owed [*] and pay them to the appropriate taxing authority; provided however, that Reseller shall promptly secure and deliver to [*] an official receipt for any such taxes withheld or other documents necessary to enable [*] to claim a Foreign Tax Credit. Reseller will make certain that any taxes withheld are minimized to the extent possible under applicable law.

14.3
If the Reseller fails to pay any amount payable by it under the Agreement, [*] shall be entitled (but not obliged) to charge the Reseller interest on the overdue amount, payable by the Reseller [*], at the rate of [*]. Such interest shall accrue on a [*] basis and be compounded [*].

14.4	[*] shall be entitled to increase the Licence Fees for any New Version. Any such increase shall be notified to the Reseller at least [*] prior to such increase.

15	MODIFICATIONS

Subject to the terms of this Agreement and the Maintenance Agreement (if applicable), [*] shall inform the Reseller of any Software modifications and shall provide such modifications to the Reseller as part of deliverables under its maintenance and support Fees. Reseller agrees to install to the latest modification Software release within reasonable time, allowing for any internal validation and testing.

16	WARRANTIES

16.1	[*] warrants that:

16.1.1
subject to clause 16.4, the Software and each New Version shall during the applicable Warranty Period for that Software or New Version (as the case may be) be capable of performing in all material respects the functions described in the Documentation when operated (i) on a system that complies with the requirements set out in the Documentation and (ii) in the manner described in the Documentation;

16.1.2	the disks, tapes or other media upon which the Software or any New Version is provided will be free from defects in workmanship and material during normal use for a period of [*] from delivery; and

16.1.3	all Services shall be provided with reasonable care and skill.

16.1.4
Performance shall generally be that a setup to support [*] users shall be [*] gateways (single [*] Pentium based machines with [*] RAM each) plus [*] machines for databases (e.g. [*]) plus a hardware load balancer

16.2	In the event that [*] is in breach of any of the express warranty set out in clause 16.1.1 above, [*]’s sole liability and the Reseller’s sole remedy shall be for [*], [*]:

16.2.1	[*]; or

16.2.2	[*],

provided the Reseller provides all the information that may be reasonably necessary to assist [*] in resolving the defect or fault, including sufficient information to enable [*] to re-create the defect or fault.

16.3
The Reseller acknowledges that it has assessed for itself the suitability of the Software for its requirements. Without derogating from the terms set forth in Sections 16.1 and 16.2 above, [*] does not warrant that the Software or the Documentation will meet Reseller’s requirements, or that the Software will operate in the particular circumstances in which the Reseller uses it, or that any use will be uninterrupted or error free.

16.4
The express warranty in clause 16.1.1 shall not apply to the extent that any failure of the Software to conform to the Specification arises from the Reseller or any End User, or anyone acting on the authority of the Reseller or any End User, having done any of the following:

16.4.1	amended the Software without [*]'s approval;

16.4.2	used the Software outside the terms of this Licence

16.4.3	used the Software for a purpose or in a context other than the purpose or context for which it was designed without [*]'s approval; or

16.4.4	used the Software in combination with any other software not provided or approved in writing by [*] and such software causes the breach of Warranty.

16.5
The warranties and conditions stated in this Licence are in lieu of all other warranties, conditions or other terms, whether express or implied, statutory or otherwise, all of which are expressly excluded, including, without limitation, any implied warranties or conditions as to satisfactory quality, fitness for a particular purpose or as to the use of reasonable skill and care.

17	LIMITATIONS ON LIABILITY

17.1	Nothing in the Agreement shall limit [*]’s liability for:

17.1.1	personal injury or death caused by its negligence; or

17.1.2	fraudulent misrepresentation; or

17.1.3	its indemnification obligation under Section 19.3 hereunder; or

17.1.4	its confidentiality obligations under Section 22 hereunder..

17.2	[*]’s Liability for loss or damage to any tangible property, caused either (1) by defects in the Software or (2) by the negligence of [*]’s employees shall be [*].

17.3	Subject to clause 17.1, neither party shall have Liability for any of the following losses or damage (whether such losses or damage were foreseen, foreseeable, known or otherwise):

17.3.1
loss of revenue, loss of actual or anticipated profits (including for loss of profits on contracts), loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation, or loss of, damage to or corruption of data; or

17.3.2	any indirect or consequential loss or damage howsoever caused (including, for the avoidance of doubt, whether or not such loss or damage is of a type specified in clause 17.3.1 above).

17.4	Subject to clauses 17.1 to 17.3 above, either party’s total Liability in aggregate for all claims arising in any Year shall be [*].

18	INDEMNITY BY RESELLER

The Reseller agrees to indemnify and keep indemnified [*] from and against all costs, claims, demands, liabilities, expenses, damages or losses (including without limitation any direct or indirect consequential losses, loss of profit and loss of reputation, and all interest, penalties and legal and other professional costs and expenses) which are finally awarded against [*] or finally settled into arising out of or in connection with any claim made against [*] by any End User or other third party in relation to the ASP Services provided that [*] promptly notifies Reseller in writing of the claim and Reseller has sole control of its defense and settlement; and receives reasonable assistance (at its account) from [*] in its defence and settlement. The indemnification obligation above shall not apply to any Infringement Claim (as defined in clause 19.3 below) made against [*] by End User or other third party in relation to the ASP Services.

19	INTELLECTUAL PROPERTY RIGHTS

19.1	[*] warrants that the Software and any Modification do not infringe on any copyright, patent or other proprietary rights (including trade secrets) of any third party.

19.2
The Reseller acknowledges that all Intellectual Property Rights in the Software and any Modification belong and shall belong to [*], and the Reseller shall have no rights in or to the Software other than the right to use it in accordance with the terms of this Licence.

19.3
[*] undertakes at its own expense to defend the Reseller or, at its option, settle any claim or action brought against the Reseller alleging that the possession, use, development, modification or maintenance of the Software (or any part thereof) in accordance with the terms of this Licence infringes the intellectual property rights of a third party (Infringement Claim) and shall be responsible for any reasonable losses, damages, costs (including legal fees) and expenses incurred by or awarded against the Reseller as a result of or in connection with any such Infringement Claim. For the avoidance of doubt, this clause 19.3 shall not apply where the Infringement Claim in question is attributable to possession, use, development, modification or maintenance of the Software (or any part thereof) by the Reseller other than in accordance with the terms of this Licence.

19.4	Clause 19.3 is conditional on:

19.4.1	the Reseller notifying [*] in writing, [*], of any Infringement Claim of which it has notice;

19.4.2
the Reseller not making any admission as to liability or compromise or agreeing to any settlement of any Infringement Claim without the prior written consent of [*], which consent shall not be unreasonably withheld or delayed; and

19.4.3
[*] having, at its own expense, the conduct of or the right to settle all negotiations and litigation arising from any Infringement Claim and the Reseller giving [*] all reasonable assistance in connection with those negotiations and such litigation at [*]’s request and expense.

19.5	If any Infringement Claim is made, or in [*]'s reasonable opinion is likely to be made, against the Reseller, [*] may at its sole option and expense:

19.5.1	procure for the Reseller the right to continue using, developing, modifying or maintaining the Software (or any part thereof) in accordance with the terms of this Licence; or

19.5.2	modify the Software so that it ceases to be infringing; or

19.5.3	replace the Software with non-infringing software; or

19.5.4	terminate this Licence by notice in writing to the Reseller and refund any of the monies paid by the Reseller as at the date of termination on return of the Software and all copies thereof,

provided that if [*] modifies or replaces the Software, the modified or replacement Software must comply with the warranties contained in clause 16.1 and the Reseller shall have the same rights in respect thereof as it would have had under those clauses had the references to the date of this Licence been references to the date on which such modification or replacement was made. Notwithstanding the above, [*] may not terminate this License in accordance with sub-Section 18.5.4 without the prior written consent of Reseller, unless [*] has made its best efforts to perform each of the actions listed in 18.5.1-18.5.3.

20	TERM AND TERMINATION

20.1
This Agreement shall continue in full force and effect for a period of [*] as of the [*]. The Agreement will automatically extend for an additional [*] thereafter, unless mutually terminated by the Parties in writing at least [*] prior to the expiration of any additional [*] period.

20.2	Either party may terminate this Licence at any time on written notice to the other if the other:

20.2.1
is in material or persistent breach of any of the terms of this Licence and either that breach is incapable of remedy, or the other party fails to remedy that breach [*] after receiving written notice requiring it to remedy that breach; or

20.2.2
is unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986), or becomes insolvent, or is subject to an order or a resolution for its liquidation, administration, winding-up or dissolution (otherwise than for the purposes of a solvent amalgamation or reconstruction), or has an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer appointed over all or any substantial part of its assets, or enters into or proposes any composition or arrangement with its creditors generally, or is subject to any analogous event or proceeding in any applicable jurisdiction; or.

20.2.3	disputes the ownership or validity of the party’s Intellectual Property Rights.

20.3	Termination by either party in accordance with the rights contained in this clause 20 shall be without prejudice to any other rights or remedies of that party accrued prior to termination.

20.4	On termination:

20.4.1	all rights granted to the Reseller under this Licence shall cease

20.4.2	the Maintenance Agreement shall terminate automatically;

20.4.3	notwithstanding section 19.4.1 the Reseller shall cease all activities authorised by this Licence;

20.4.4	the Reseller shall immediately pay to [*] any sums due to [*] under this Licence;

20.4.5	except for termination under Section 19.5.4 above, no amounts paid by the Reseller under the Agreement up to termination shall be refundable by [*]; and

20.4.6
the Reseller shall immediately destroy or return to [*] (at [*]’s option) all copies of the Software then in its possession, custody or control and, in the case of destruction, certify to [*] that it has done so.

20.4.7	No further financial obligations shall be accrued by Reseller.

20.4.8
Termination of this Agreement shall not affect any of the parties’ obligations which exist as of the date of termination, or of those obligations which, by the context of this Agreement, are intended to survive its termination. Specifically, but not limited to, these obligations are covered in clauses 15,16,18 and 21-24.

20.4.9
Notwithstanding anything to the contrary in this section 20.4, Reseller shall, at its option, continue to maintain the service for existing (at the date of termination) Subscribers. If Reseller so chooses, Reseller may keep the copies of the Software required for the said maintenance of service and Reseller shall accept the corresponding obligations as set forth in this Agreement.

21	FORCE MAJEURE

No party shall be liable to the other for any delay or non-performance of its obligations under the Agreement arising from any cause beyond its control including, without limitation, any of the following: act of God, governmental act, war, fire, flood, explosion or civil commotion..

22	CONFIDENTIALITY AND PUBLICITY

22.1
Each party shall, during the term of this Licence and for [*] thereafter, keep confidential all, and shall not use for its own purposes nor without the prior written consent of the other disclose to any third party any, information of a confidential nature (including, without limitation, trade secrets and information of commercial value) which may become known to such party from the other party and which relates to the other party or any of its Affiliates, unless such information is public knowledge or already known to such party at the time of disclosure, or subsequently becomes public knowledge other than by breach of this Licence, or subsequently comes lawfully into the possession of such party from a third party, or independently developed by such party without using such information.

22.2	The terms of this Licence are confidential and may not be disclosed by either Party without the prior written consent of the other Party.

22.3	The provisions of this clause 14 shall remain in full force and effect notwithstanding termination of this Licence for any reason.

22.4
Each party grants the other party the right to use its name and the deployment of the [*] Gateway Solution in public company statements, press releases and other media publications. The precondition is that the other party has to agree on a case-by-case basis to all such public announcements as described above. Such agreements shall not to be unreasonably withheld

23	DISPUTE RESOLUTION

23.1
In the event of any dispute arising between the parties that the Representatives for each party are unable to resolve within a reasonable time, the parties shall refer the dispute to their respective managing directors, who shall attempt to resolve the dispute [*].

23.2	If the parties are unable to resolve the dispute by negotiation within [*], then the parties will attempt to settle it by mediation in accordance with the LCIA Mediation Procedure.

If the dispute is not settled by mediation within [*] of the appointment of the mediator, or such further period as the parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The language to be used in the mediation and in the arbitration shall be English. In any arbitration commenced pursuant to this clause, the number of arbitrators shall be three; and the seat, or legal place, of arbitration shall be New York, United States

24	NOTICES

24.1
Any notice or other communication given under the Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery, registered post (or registered airmail where dispatch or delivery takes place outside the United Kingdom), fax or (subject to clause 24.4) email to the address and for the attention of the relevant party set out in the Term Sheet (or as otherwise notified by that party from time to time).

24.2	Any such notice or other communication shall (subject to clause 24.3) be deemed to have been received:

24.2.1	if delivered personally, at the time of delivery;

24.2.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the time of posting;

24.2.3	in the case of registered airmail, 72 hours from the time of posting;

24.2.4	in the case of fax, at the time of transmission; and

24.2.5	in the case of email, twelve hours from the time of posting.

24.3
If deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

24.4	Notice given under clauses 20 (Termination) of this Licence or clause 13 (Termination) of the Maintenance Agreement shall not be validly served if sent by email.

25	GENERAL

25.1	Assignment and sub-licensing

25.1.1
The Reseller has no right to sub-license or to assign the benefit or burden of the Agreement in whole or in part, or to allow the Software to become the subject of any charge, lien or encumbrance without the prior written consent of [*], which consent shall not be reasonably withheld.

25.1.2
[*] may sub-license, assign, charge or otherwise transfer any of its rights or obligations under the Agreement, provided it gives written notice to the Reseller of any sub-licence, assignment, charge or other transfer and that assignee, sub-licensee or transferee, as the case may be, assumes and performs all obligations of [*] under this Agreement.

25.1.3
Either party may assign its rights and obligations hereunder to any of its Affiliates; or in connection with a merger or other business combination in which it is not the surviving entity, or to the purchaser of substantially all of its assets to which this Agreement relates, provided that the assignee or purchaser is not a competitor of the other party.

25.2	Waiver

No forbearance or delay by either party in enforcing its rights shall prejudice or restrict the rights of that party, and no waiver of any such rights or of any breach of any contractual terms shall be deemed to be a waiver of any other right or of any later breach.

25.3	Severability

25.3.1
If any provision of the Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of the Agreement which shall remain in full force and effect.

25.3.2
If any provision of the agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid and enforceable.

25.4	Amendments

Any amendment, waiver or variation of the Agreement shall not be binding on the parties unless set out in writing, expressed to amend this Licence and signed by or on behalf of each of the parties.

25.5	Third party rights

No term of this Licence is intended to confer a benefit on, or to be enforceable by, any person who is not a party to this Licence (including without limitation, and for the avoidance of doubt, any End User).

25.6	Entire agreement

25.6.1
For the purposes of this clause 25.6, “Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to the Agreement or not) relating to the subject matter of the Agreement other than as expressly set out in the Agreement.

25.6.2	The Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of the Agreement.

25.6.3	Each of the parties acknowledges and agrees that in entering into the Agreement it does not rely on any Pre-Contractual Statement.

25.6.4
Each of the parties acknowledges and agrees that the only remedy available to it for breach of the Agreement shall be for breach of contract under the terms of the Agreement and it shall have no right of action against any other party in respect of any Pre-Contractual Statement.

25.6.5	Nothing in the Agreement shall operate to limit or exclude any liability for fraud.

25.7	Governing law and jurisdiction

The Agreement shall be governed by and construed in accordance with English law and each party hereby submits to the non-exclusive jurisdiction of the English courts.

[*] GATEWAY ASP RESELLER MAINTENANCE AGREEMENT

26	INTERPRETATION

26.1	In this Maintenance Agreement, in addition to the definitions and rules of interpretation set out in the Licence, the following expressions shall have the following meanings:

Additional Service
any services other than the Support Service and the Updating Service that the Reseller and [*] may from time to time agree shall be supplied to the Reseller by [*] under the terms of this Maintenance Agreement.

Error	any fault or loss of functionality in the Software.

Legacy Software	Software that [*] designates as Legacy Software, pursuant to clause 33.

Permanent Fix	a fully-tested and quality-controlled repair or replacement of object or executable code in the Software that provides a substantial resolution of an Error.

Service Levels	those standards of performance that [*] shall endeavour to achieve in performing the Support Service as set out in Schedule Two.

Severity Level	the category to which an Error is assigned by [*], as set out in Schedule One.

Support Charges
the charges payable for the Support Services under this Maintenance Agreement, being (where the context so requires) each or any of the following:

26.1.1 the charges for the Support Service set out in the Term Sheet (which charges also include the Updating Service);

26.1.2 any charges agreed for Additional Services;

26.1.3 any charges agreed for New Versions; and
in each case as the same may be amended from time to time in accordance with the provisions of clause 14.4.

Support Hours	8.00 am to 6.00 pm on any Business Day.

Support Request	any request from the Reseller for Support Services under this Maintenance Agreement.

Support Services	the support service more particularly described in Schedule One which is to be provided by [*] to the Reseller pursuant to clause 29.

Supported Software	has the meaning set out in clause 27.

Temporary Fix
a repair or replacement of object or executable code in the Software that provides a substantial resolution of an Error but which is not intended to be a Permanent Fix or has not yet been subjected to full testing or quality control.

Updating Service	the service to be supplied by [*] to the Reseller pursuant to clause 30.

26.2
For the avoidance of doubt, this Maintenance Agreement forms part of the Agreement (as defined in the Licence) and the provisions of the Licence shall apply to this Maintenance Agreement so far as applicable, including without limitation the provisions of clause 1.6 (order of precedence) of the Licence.

27	SUPPORTED SOFTWARE

The Supported Software is:

27.1	the Software;

27.2
any Modification which is acquired (or received free of charge under Article 15 of the Agreement) by the Reseller (whether under the Licence or this Maintenance Agreement) during the course of the Licence and which accordingly becomes part of the software defined as the “Software” under the Licence; and

27.3	any other software which [*] and Reseller agree should be Supported Software for the purposes of this Maintenance Agreement.

28	SERVICES

28.1	[*] shall supply and the Reseller shall take and pay for the following Services:

28.1.1	the Support Service;

28.1.2	the Updating Service; and

28.1.3	such of the Additional Services as are included from time to time within an order for Additional Services agreed between [*] and the Reseller pursuant to clause 31.

28.2
[*] shall be entitled, on prior written notice to and agreement by the Reseller, which agreement shall not be unreasonably withheld, to make changes to the Support Services, provided such changes do not have a material adverse affect on the Reseller’s business operations.

28.3	[*] shall have no obligation to provide the Support Services where faults arise from:

28.3.1	misuse, incorrect use of or damage to the Software;

28.3.2	failure to maintain the necessary environmental conditions for use of the Software;

28.3.3	use of the Software in combination with any software not provided or approved by [*], or any fault in any such software or Reseller’s equipment;

28.3.4	relocation or installation of the Software by any person other than [*] or a person acting under [*]’s instructions; or

28.3.5	any breach of the Reseller’s obligations under this Maintenance Agreement.

29	SUPPORT SERVICES

29.1	The Support Services shall be provided during the Support Hours and shall comprise:

29.1.1	a telephone help desk to provide first-line technical support to users of the Supported Software; and

29.1.2	remote diagnosis and, where possible, correction of Errors

all as more particularly defined in the Schedule.

29.2	If on-site support is required then this will be provided (and charged for) by [*] as an Additional Service.

29.3
Where an Error of Severity Level 3 or Severity Level 4 is to be corrected in a forthcoming Maintenance Release, then for a reasonable period prior to the issue of such Maintenance Release [*] shall be entitled to decline to provide assistance in respect of that Error.

29.4	[*] shall use all reasonable endeavours to ensure that the Support Services meet the Service Levels.

30	UPDATING SERVICE

30.1	[*] shall issue Maintenance Releases and other Modifications of the Software as and when required in the absolute discretion of [*].

30.2
The Reseller shall install the Maintenance Release or Modification within one month, or at such time that it is practical to Reseller, of [*]’s notifying the Reseller that such Maintenance Release or Modification is available for installation provided that such release does not affect or degrade the existing service or features.

30.3	The Updating Service shall include the supply to the Reseller of all revisions to the Documentation which are necessary in order to reflect any Modification acquired by the Reseller.

30.4
For the avoidance of doubt, the cost of the Updating Service including without limitation the delivery of any Maintenance Release or any other Modification (in accordance with Article 15 of the Agreement) is included in the Support Charges payable for the Support Service.

30.5
Once any Modification has been installed by the Reseller, the Reseller shall not use the Software or any part of the Software which is superseded by that Modification in production without prior agreement of [*].

30.6	Each release provided to Reseller shall be accompanied by a test report, including any performance and load testing performed by [*].

31	ADDITIONAL SERVICES

31.1
The Reseller may from time to time request [*] to supply Additional Services. [*] shall use its reasonable endeavours to comply with the Reseller’s request, but the Reseller acknowledges that [*]’s ability to supply the Additional Services shall depend on the availability of appropriate resources at the time in question.

31.2
Where [*] agrees to provide Additional Services, such agreement shall be embodied in an order for Additional Services. Each order for Additional Services shall be made under, and shall incorporate, the terms of this Maintenance Agreement.

32	EXCLUSIONS

The following Errors are excluded from the Support Services:,

32.1	any Error arising wholly or partly from a failure by the Reseller to comply with its obligations under clause 30.2;

32.2	any Error arising wholly or partly from the Reseller, or anyone acting on the authority of the Reseller, having done any of the following without [*]'s approval:

32.2.1	amended the Software;

32.2.2	used the Software outside the terms of the Licence

32.2.3	used the Software for a purpose or in a context other than the purpose or context for which it was designed; or

32.2.4	used the Software in combination with any other software not provided or approved in writing by [*]; or

32.3	any error arising wholly or partly from any other failure of the Reseller to comply with its obligations under the Agreement (including without limitation clause 35 below);

32.4	any Error relating to Software that has become Legacy Software.

33	LEGACY SOFTWARE

33.1	If [*] releases a New Version of the Software and the Reseller decides not to acquire and install such New Version, then:

33.1.1	(subject to clause 33.1.2) that decision shall not give rise to any right for [*] to terminate this Maintenance Agreement or to reduce the Service Levels in respect of the Software; and

33.1.2
at any time after [*], if the Reseller has still yet to acquire and install that New Version, then [*] may by not less than [*] notice in writing to the Reseller designate the version of the Software then in use by the Reseller as Legacy Software, such notice to expire no sooner than [*].

33.2	In respect of any Software designated by [*] as Legacy Software:

33.2.1	the Support Services and the Updating Service shall cease upon that Software becoming Legacy Software;

33.2.2	the Support Charges shall cease to be payable by the Reseller; and

33.2.3	[*] may (subject to clause 31) provide support in respect of the Legacy Software as Additional Services on request from the Reseller, but [*] is under no obligation to do so.

34	SUPPORT CHARGES

34.1
In consideration of the Support Services (excluding for this purpose any Additional Services), the Reseller shall pay the Support Charges as set out in the Term Sheet. The Support Charges shall be paid within [*].

34.2
Support Charges for any New Version or Additional Service supplied by [*] to the Reseller shall be agreed in writing prior to performance or supply by [*], via Reseller’s written order for such New Version or such Additional Service (as the case may be).

34.3
The Reseller shall pay [*] for work carried out by [*] in connection with any fault which is not covered by this Maintenance Agreement. Any such work must have Reseller’s prior written approval before being carried out.

34.4
The Reseller shall reimburse any reasonable travel or subsistence expenses incurred by [*] where such expenses are incurred wholly and exclusively for the purpose of providing on-site support as part of the Support Services, provided that any request for reimbursement is in the form of a proper invoice accompanied by appropriate receipts.

35	RESELLER’S RESPONSIBILITIES

35.1
Where any Services are to be performed at any of the Reseller’s premises, the Reseller shall provide adequate working space and office (including telephone) facilities for use by [*]’s personnel and take reasonable care to ensure their safety.

35.2
The Reseller shall ensure that appropriate environmental conditions are maintained for the Supported Software and shall take all reasonable steps to ensure that the Supported Software is operated in a proper manner by the Reseller's employees.

35.3	The Reseller shall:

35.3.1	co-operate with [*] in performing the Support Services and provide any assistance or information as may reasonably be required by [*];

35.3.2	report faults promptly to [*]; and

35.3.3	keep full back-up copies of all of its customers data for a period of [*].

36	WARRANTIES AND LIABILITY

For the avoidance of doubt, the provisions of clauses 15 (Warranties) and 16 (Limitations on Liability) of the Licence apply to this Maintenance Agreement, which is deemed to form part of the Licence for the purpose of those clauses.

37	NON-SOLICITATION

Each party shall not, for the duration of this Maintenance Agreement, and for a period of [*] following termination, directly or indirectly induce or attempt to induce any employee of the other party who has been directly engaged in the provision, receipt, review or management of the Support Services or otherwise in connection with this Maintenance Agreement to leave the employment of such party.

38	TERMINATION

38.1	The Reseller may terminate this Maintenance Agreement at any time on [*] notice in writing to [*].

38.2	Each party shall have the right, without prejudice to its other rights or remedies, to terminate this Maintenance Agreement [*] by notice to the other if the other:

38.2.1
is in material or persistent breach of any of its or its obligations under this Maintenance Agreement and either that breach is incapable of remedy, or that other party has failed to remedy that breach within [*] after receiving written notice requiring it to do so; or

38.2.2
is unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986), or becomes insolvent, or is subject to an order or a resolution for its liquidation, administration, winding-up or dissolution (otherwise than for the purposes of a solvent amalgamation or reconstruction), or has an administrative or other receiver, manager, trustee, liquidator, administrator or similar officer appointed over all or any substantial part of its assets, or enters into or proposes any composition or arrangement with its creditors generally, or is subject to any analogous event or proceeding in any applicable jurisdiction.

38.3	For the avoidance of doubt:

38.3.1	this Maintenance Agreement shall terminate automatically, without the need for notice, upon any termination of the Licence; but

38.3.2	termination of this Maintenance Agreement shall not in itself terminate the Licence.

38.4	On expiry or termination of this Maintenance Agreement:

38.4.1	the Reseller’s right to receive the Support Services shall cease automatically;

38.4.2	all amounts due from the Reseller under this Maintenance Agreement shall be paid immediately by the Reseller.

38.5
Any termination of this Maintenance Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either party, nor shall it affect the coming into force or the continuance in force of any provision of this Maintenance Agreement which is expressly, or by implication, intended to come into force or continue in force on or after that termination.

SCHEDULE ONE

Support Services

SEVERITY LEVELS

The Parties shall (acting reasonably) assign a Severity Level to any Error reported by the Reseller, according to the following categories of Severity Level:

Severity Level 1: a critical Error that prevents or severely restricts the operation and use of the Software, for which no immediate or reasonable (in Reseller’s sole discretion) Workaround is available.

Severity Level 2: a critical Error that prevents or severely restricts the operation and use of the Software, for which a reasonable Workaround is available.

Severity Level 3: means a non-critical or minor Error that results in the Software not operating as designed but that does not have a significant adverse effect on the operation and use of the Software, and/or for which an acceptable Workaround is available.

Severity Level 4: means a minor Error or other problem with the Software of a cosmetic or trivial nature, or a question or issue relating to documentation, general information, requests for new or enhanced features or other request.

39	RESPONSE

39.1	Upon receipt of a Support Request, [*] shall:

39.1.1	assign personnel to investigate the Error reported in that Support Request;

39.1.2	assign an identifying name or number to that Error for tracking and reporting purposes; and

39.1.3	notify the Reseller’s Contract Manager of:

39.1.3.1	the Severity Level assigned to that Error; and

39.1.3.2	the steps that [*] proposes to take to rectify the Error.

39.2	[*] shall use reasonable endeavours to carry out its obligations under paragraph 2.1 within the target response timescale for the relevant Severity Level, as set out in the Service Levels.

40	RESOLUTION

40.1
[*] shall use reasonable endeavours to provide either a Workaround, a Temporary Fix or a Permanent Fix of each Error within the target resolution timescale for the applicable Severity Level, as set out in the Service Levels.

40.2	An Error shall be deemed resolved when a Temporary Fix or a Permanent Fix is made available by [*] to the Reseller in respect of that Error.

40.3
Where an Error is resolved by means of a Temporary Fix, then [*] shall use all reasonable endeavours to replace that Temporary Fix with a Permanent Fix as soon as reasonably practicable, and in any event no later than the next Maintenance Release.

41	STATUS REPORTS

41.1
Pending resolution of each Error, [*] shall provide the Reseller with periodic reports on the status of that Error, in accordance with the reporting frequencies for each Severity Level set out in the Service Levels.

41.2	In addition to the periodic reports under paragraph 29.1, [*] shall notify the Reseller as soon as reasonably practicable of:

41.2.1	any significant developments in resolving the Error; or

41.2.2
any indication that a Workaround, Temporary Fix or Permanent Fix will not be available within the applicable target resolution timescale for that Error, with details of any revised estimated timescale for resolution; or

41.2.3	where an Error has been resolved by a Temporary Fix, any delay in the anticipated timescale for replacing that Temporary Fix with a Permanent Fix.

42	END-USER SUPPORT

42.1	The Reseller shall provide first-line technical support to End Users by means of a telephone help desk, email, user forum or such other means as the Reseller may consider appropriate.

42.2
The Reseller shall use reasonable endeavours to resolve all End User support queries by means of its own first-line technical support provided under paragraph 42.1 above, including without limitation support requests relating to:

42.2.1	functionality and/or operation of the Software or of any interface by which the End User Synchronises Devices;

42.2.2	resolution of known issues that do not require action by [*];

42.2.3	customer service issues between the Reseller and the End User;

42.2.4	complaints, compliments, feature requests or general observations by End Users relating to the Software (though the Reseller may pass any such request to [*] as a Severity Level 4 Support Request); or

42.2.5	irrelevant, frivolous or malicious requests (which the Reseller shall not pass on to [*]).

42.3	The Reseller shall ensure that it engages sufficient support staff of sufficient training, skill and experience to provide the first-line technical support described above.

42.4
[*] shall not be required to provide any second- or third-line technical support in respect of requests for support made by End Users, save to the extent any such request arises from an issue to which the Reseller is entitled to receive Support Services under this Agreement, in which case the Reseller shall submit that issue as a Support Request and the provisions of paragraphs 0 to 41 above shall apply accordingly.

SCHEDULE TWO

Service Levels

Severity	Target Response	Target Resolution	Reporting Frequency
Severity Level 1	[*]	[*]	[*]
Severity Level 2	[*]	[*]	[*]
Severity Level 3	[*]	[*]	[*]
Severity Level 4	[*]	[*]	[*]

Appendix 1

Roadmap

IMAP functional Specification

[*] Gateway Roadmap [*]

[*] Gateway IMAP Support - Functional Specification

Appendix 2

Additional Features

The following functionality shall be delivered to IXI as mutually agreed to at no additional charge, but in no case later than [*];

1.	Changes to the duplication algorithm

2.	Delivery of the fix for HTTP chunked

3.	Pre-release version of the IMAP functionality (release due [*]) to be made available

Appendix 3

Additional Developments
IQR iXi Mandatory Requirements for OGO

IQR iXi Reporting Requirements for OGO

IQR iXi Monitoring Requirements for OGO

Appendix 4

Roles and Responsibilities

This Appendix defines how [*] (S) and Reseller (R) will work in mutual co-operation to ensure Reseller is provided with in-sight and input into [*]’s Gateway product life-cycle.

For avoidance of any doubt, all activities relating to delivery of Gateway product and services will be at [*]’s sole discretion.

Task Definition	Responsibility Description	Resp.
Product Management activities
• Involvement in pre-roadmap discussions and input into the potential scope of new roadmap features

• Supply of technical specifications of confirmed major new roadmap developments

• Input, including high level descriptions, of any new features sought, including priorities

• Formal response to pre-roadmap proposals

S S R R
Development activities
• Delivery of Release candidates to enable early testing and feedback (Alpha releases maybe made available at [*]’s discretion)

• Supply of a minimum of [*] sample devices to be used to support development testing

• Feedback on Release candidates, to include quality, performance and identified issues

S R R
Change Requests
• The responsibility includes the management of Reseller’s Change Request (CR):

• Management of CR on quarterly basis

• Decision basis for approval or non-approval of CR and eventual requirements (investment or other) for reinvestigating a non-approval decision

• Technical description for approved CR

• Release date for approved CR
S/R
Integration testing	• Delivery of load testing data of major new features predicated, to significantly effect Server performance • Responsibility for system testing of any Gateway product integration	S/R S/R
Release Material and Documentation	• Provision of necessary product release material and documentation • Product Architecture • Product User Manuals • Product Installation Guide • Product Interface Documentation	S

Handover to support
• Upon release of a new product version a hand-over of the product will comprise:

• A handover meeting to hand over the new release and set up or update communication interfaces and routines.

• Training, if required, on the new product release

• Support documentation; including but not limited to troubleshooting guidelines, product manuals, support and maintenance procedures
S